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                                                                  EXHIBIT 10.58

[LOGO]


January 27, 2000

Mr. P. Andrew Shaw
762 Pine Chase Court
Wellington, FL 33414

RE:   EMPLOYMENT

Dear Andy:

This letter will serve as acknowledgement that your employment, which is presently on a month to month basis, shall be amended as follows:

1. Your current salary, which is $125,008 shall be adjusted effective January 27, 2000 to $150,000 per year.

2. You will be entitled to the same benefits as you have been currently receiving (i.e. employee insurance, car allowance, etc).

3. You will be entitled to a special termination pay-out which shall be equal to two times your last twelve months salary and benefits paid by the Company to you in the event your employment is terminated for the following:

     SPECIAL TERMINATION. In the event that (i) any entity or person not now an executive officer of the Company becomes either individually or as part of a group the beneficial owner of 40% or more of the Company's common stock; or (ii) the merger, consolidation, reorganization or liquidation of the Company (a "Change in Control"), the Executive, by written notice to the Company, may elect to deem the Executive's employment hereunder to have been terminated by the Company without cause, in which event the Executive shall receive lump sum compensation equal to 2.0 times his annual salary and incentive or bonus payments, if any, as shall have been paid to the Executive during the Company's most recent fiscal year.

     TERMINATION "WITHOUT CAUSE". In the event you are terminated without cause, you shall be entitled to a one-year severance agreement equal to your last twelve months salary and benefits paid by the Company to you.

4.   Your title shall be Executive Vice President and Chief Financial Officer.

5. You will be entitled to a bonus in the amount of $20,000 in connection with the Company's year-end audit and the filing of the 10K. This amount is subject to sole discretion by the CEO and shall be based on successful and timely filing of the 10K, etc.

6.   This letter shall expire January 27, 2001.



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In the event that any change in the status of your employment is made (such as a replacement chief financial officer) your salary and bonus terms may be amended from time to time, however, the special termination provisions shall remain in effect.

Very truly yours,


/s/ Joseph A. Paul
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Joseph A. Paul
President & Chief Executive Officer